Unconstrained Total Return Fund

Direct Expense Cap

08/23/16 to 02/28/18

August 23, 2016

Mr. Mark E. Swanson

Treasurer

Russell Investment Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Russell Investment Company Unconstrained Total Return Fund (the “Fund”)

Dear Mr. Swanson:

Russell Investment Management, LLC (“RIM”), as adviser to Russell Investment Company (“RIC”), agrees to waive, until February 28, 2018, up to the full amount of its 1.00% advisory fee and then to reimburse the Fund for other direct Fund-level expenses to the extent that direct Fund-level expenses exceed 0.72% of the average daily net assets of that Fund on an annual basis.

Direct fund-level expenses do not include 12b-1 fees, shareholder services fees, transfer agency fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

This waiver and reimbursement (1) supersedes any prior contractual advisory fee waiver or reimbursement arrangements and any prior non-contractual advisory fee waiver or reimbursement arrangements, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIM’s option, continue after the date stated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT, LLC

By:
Jeffrey T. Hussey
President

Accepted and Agreed:

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Unconstrained Total Return Fund

TA Waiver

08/23/16 to 02/28/18

August 23, 2016

Mr. Mark E. Swanson

Treasurer

Russell Investment Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Russell Investment Company Unconstrained Total Return Fund (the “Fund”)

Dear Mr. Swanson:

Russell Investments Fund Services, LLC (“RIFUS”), as transfer agent to Russell Investment Company (“RIC”), agrees to waive, at least through February 28, 2018, 0.02% of its transfer agency fees for Class R6 Shares of the Fund.

This waiver (1) supersedes any prior transfer agency fee waiver arrangements, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIFUS’s option, continue after the date stated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENTS FUND SERVICES, LLC		Accepted and Agreed:
RUSSELL INVESTMENT COMPANY

By:		By:
	[Name]	Mark E. Swanson
	[Title]	Treasurer